                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                              SPRINT CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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Notes:

                                                           Post Office Box
                                                           11315

[LOGO OF SPRINT APPEARS HERE]

William T. Esrey                                    Kansas City, Missouri 64112
Chairman


                                          March 17, 1999

Dear Stockholder:

  On behalf of the Board of Directors and Management, I cordially invite you to attend the Annual Meeting of Stockholders of Sprint Corporation. The Annual Meeting will be held at 10:00 a.m. on Tuesday, April 20, 1999, at Sprint World Headquarters, 2330 Shawnee Mission Parkway, Westwood, Kansas. The enclosed notice of the meeting and Proxy Statement contain detailed information about the business to be transacted at the meeting.

  The Board of Directors has nominated the three present Directors whose terms of office expire this year to continue to serve as Directors of Class I. The Board of Directors recommends that you vote for the nominees.

  You are also being asked to approve the appointment of Ernst & Young LLP as independent auditors of Sprint for 1999. The Board of Directors recommends that you vote for this proposal.

  Three Stockholder proposals are also included in the Proxy Statement. For the reasons set forth in the Proxy Statement, the Board of Directors recommends a vote against each proposal.

  The prompt return of your proxy in the enclosed business return envelope will save Sprint additional expenses of solicitation and will help ensure that as many shares as possible are represented.

                                          Sincerely,

                                          /s/ W. T. Esrey
                                          Chairman

                               SPRINT CORPORATION
                                 P.O. Box 11315
                          Kansas City, Missouri 64112

                               ----------------

                    Notice of Annual Meeting of Stockholders

                               ----------------

Time:

    10:00 a.m. (Central Daylight Time) on Tuesday, April 20, 1999

Place:

    Sprint World Headquarters
    2330 Shawnee Mission Parkway
    Westwood, Kansas

Purpose:

    .To elect three Class I Directors to serve for a term of three years.

    .To approve Ernst & Young LLP as our independent auditors for 1999.

    .To vote on three Stockholder proposals if presented at the Meeting.

    . To conduct other business properly raised before the Meeting and any adjournment or postponement of the Meeting.

Record Date:

    You can vote if you are a Stockholder of record at the close of business on February 22, 1999.

Westwood, Kansas  Don A. Jensen
March 17, 1999    Vice President and Secretary

   Your vote is important. Please complete, sign, date, and return your proxy promptly in the enclosed envelope.

                               Table of Contents

Proxy Statement............................................................    1
  Stockholders who may vote................................................    1
  How to vote..............................................................    1
  How proxies work.........................................................    1
  How to revoke a proxy....................................................    1
  Required vote............................................................    2
  Costs of proxy solicitation..............................................    2
  Confidential voting policy...............................................    2
  Attending the meeting....................................................    2
  Stockholder proposals for next year......................................    2
  Security ownership of certain beneficial owners..........................    3
  Security ownership of Directors and executive officers...................    3
  Section 16(a) beneficial ownership reporting compliance..................    4
Election of Directors (Item 1 on Proxy Card)...............................    4
  Nominees for Director....................................................    4
  Directors continuing in office...........................................    5
  Directors elected by and serving at the pleasure of DT and FT............    6
  Board committees.........................................................    7
  Compensation of Directors................................................    8
  Organization, Compensation and Nominating Committee report on executive
   compensation............................................................    9
  Summary compensation table...............................................   12
  Option grants............................................................   13
  Options exercises and fiscal year-end values.............................   16
  Pension plans............................................................   17
  Employment contracts.....................................................   17
  Performance graph........................................................   19
  Compensation committee interlocks and insider participation..............   19
Selection of Independent Auditors (Item 2 on Proxy Card)...................   20
Stockholder Proposal Concerning Meeting Fees for Outside Directors (Item 3
 on Proxy Card)............................................................   20
Stockholder Proposal Concerning "Soft Dollar" Political Contributions (Item
 4 on Proxy Card)..........................................................   21
Stockholder Proposal Concerning Compensation Agreements Contingent upon a
   Change in Control of Sprint (Item 5 on Proxy Card)......................   22
Other Matters to Come Before the Meeting...................................   23

                              SPRINT CORPORATION
                                P.O. Box 11315
                          Kansas City, Missouri 64112


                                PROXY STATEMENT


  These proxy materials are delivered in connection with the solicitation by the Board of Directors of Sprint Corporation, of proxies to be voted at our 1999 Annual Meeting of Stockholders to be held April 20, 1999. On March 17, 1999, we commenced mailing this Proxy Statement and the enclosed form of proxy to Stockholders entitled to vote at the meeting.

Stockholders who may vote

  Stockholders of Sprint at the close of business on February 22, 1999 may vote at the meeting. As of that date there were outstanding and entitled to vote the following:

                                                             Shares    Votes per
      Designation                                          Outstanding   share
      -----------                                          ----------- ---------
      Series 1 FON Stock ("FON Stock").................... 345,139,187  1.0000
      Series 1 PCS Stock ("PCS Stock").................... 197,448,099  0.3540
      Series 2 PCS Stock.................................. 195,094,340  0.0354
      Series 3 PCS Stock..................................  11,299,418  0.3540
      Class A Common Stock................................  86,236,036   1.177
      Preferred Stock--First Series.......................      38,595   1.000
      Preferred Stock--Second Series......................     242,707   1.000
      Preferred Stock--Fifth Series.......................          95   1.000
      Preferred Stock--Seventh Series.....................     246,766  1.1513

  Deutsche Telekom AG (DT) and France Telecom S.A. (FT), the holders of all of the Series 3 PCS Stock and the Class A Common Stock, are entitled to vote on each matter to be voted on at the meeting other than the election of Directors. DT and FT have the right to elect three Directors. The holders of all other classes of stock are entitled to vote on each matter.

  The relative voting power of Sprint's different classes and series of voting stock is determined using formulas set forth in Sprint's Articles of Incorporation. Restated Articles were approved as part of a "tracking stock proposal" at Sprint's Special Stockholders meeting on November 13, 1998. That proposal called for a recapitalization of Sprint's publicly traded common stock in which each share was reclassified into one share of FON Stock and one-half share of PCS Stock (the "Recapitalization").

How to vote

  You may vote by proxy or in person at the meeting. To vote by proxy, please complete, sign, date, and return your proxy card in the postage-paid envelope provided.

How proxies work

  Giving your proxy means that you authorize us to vote your shares at the meeting in the manner you direct. If you sign, date, and return the enclosed proxy card but do not specify how to vote, we will vote your shares for the nominees for Directors designated below, for approval of the appointment of Sprint's auditors, and against the Stockholder proposals.

How to revoke a proxy

  You may revoke your proxy before it is voted by submitting a new proxy with a later date, or by filing an instrument of revocation with Sprint's Corporate Secretary. You may also revoke your proxy by voting in person at the meeting.

Required vote

  In order to carry on the business of the meeting, we must have a quorum. A quorum requires the presence, in person or by proxy, of the holders of a majority of the votes entitled to be cast at the meeting. We count abstentions and broker "non-votes" as present and entitled to vote for purposes of determining a quorum. A broker non-vote occurs when you fail to provide voting instructions to your broker for shares you hold in "street name." Under those circumstances, your broker may be authorized to vote for you on some routine items but is prohibited from voting on other items. Those items for which your broker cannot vote result in broker non-votes.

  The three nominees for Director receiving the greatest number of votes at the meeting will be elected as Directors. Abstentions and broker non-votes are not counted for this purpose.

  For all other matters to be voted upon at the meeting, the affirmative vote of a majority of shares present in person or represented by proxy, and entitled to vote on the matter, is necessary for approval. For this purpose, if you vote to "abstain" on a proposal, your shares will be treated as present and will have the same effect as if you voted against the proposal. Broker non-votes, however, are not counted for this purpose and have no effect on the outcome of the vote.

Costs of proxy solicitation

  We will pay the expenses of soliciting proxies. In addition to solicitation by mail, our officers may solicit proxies in person or by telephone. We have hired D. F. King & Co. to assist us in soliciting proxies for an anticipated fee of $7,500 plus out-of-pocket expenses.

Confidential voting policy

  Your individual vote is kept confidential from our Directors, officers, and employees except for certain specific and limited exceptions. One exception occurs if you write opinions or comments on your proxy card. In that case, a copy of your proxy card is sent to us.

Attending the meeting

  If you hold your shares in the name of a bank, broker, or other holder, and you plan to attend the meeting, please bring proof of ownership with you to the meeting. A bank or brokerage account statement showing that you owned voting stock of Sprint on February 22, 1999 would be acceptable proof. If you are a registered holder, no proof is required.

Stockholder proposals for next year

  Sprint's Bylaws provide that the Annual Meeting of Stockholders is to be held on the third Tuesday in April of each year. In 2000, the third Tuesday falls on April 18.

  The deadline for Stockholder proposals to be included in the Proxy Statement for that meeting is November 18, 1999. If you intend to submit such a proposal, it must be received by the Corporate Secretary at Sprint's principal office, 2330 Shawnee Mission Parkway, Westwood, Kansas 66205, no later than that date.

  If you intend to bring a matter before next year's meeting other than by submitting a proposal to be included in our Proxy Statement, you must give timely notice according to Sprint's Bylaws. To be timely, your notice must be received by Sprint's Corporate Secretary at 2330 Shawnee Mission Parkway, Westwood, Kansas 66205, on or after February 3, 2000 and on or before February 28, 2000. For each matter you intend to bring before the meeting, your notice must include a brief description of the business you wish to be considered, any material interest you have in that business, and the reasons for conducting that business at the meeting. The notice must also include your name and address and the class and number of shares of Sprint that you own.

Security ownership of certain beneficial owners

  The following table provides information about the only known beneficial owners of more than five percent of each class of Sprint's outstanding voting stock, based solely on Schedules 13G and 13D received by Sprint and our records:

                                                                                       Percent
                                                 Amount and Nature                    of Sprint
                           Name and Address of     of Beneficial             Percent   Voting
     Title of Class         Beneficial Owner         Ownership      Series   of Class   Power
     --------------      ----------------------- ----------------- --------- -------- ---------
FON common stock........ Capital Research and    24,688,900 shares  Series 1   7.2%     4.7%
                          Management Company (1)
                         Putnam (2)              21,606,345 shares  Series 1   6.3%     4.1%
PCS common stock........ DT (3)                   5,649,709 shares  Series 3   1.4%     0.4%
                         FT (4)                   5,649,709 shares  Series 3   1.4%     0.4%
                         Comcast (5)             47,248,435 shares  Series 2  11.7%     0.3%
                         Cox (6)                 49,281,981 shares  Series 2  12.2%     0.3%
                         TCI (7)                 98,563,924 shares  Series 2  24.4%     0.7%
Class A common stock.... DT (3)                  43,118,018 shares Series DT  50.0%     9.6%
                         FT (4)                  43,118,018 shares            50.0%     9.6%
Preferred stock......... Comcast (5)                 61,726 shares  Series 7  11.7%     0.0%
                         Cox (6)                     61,726 shares  Series 7  11.7%     0.0%
                         TCI (7)                    123,314 shares  Series 7  23.3%     0.0%

--------
(1) Capital Research and Management Company, 333 South Hope Street, Los Angeles, California.
(2) Putnam Investments, Inc., One Post Office Square, Boston, Massachusetts.
(3) DT, Friedrich-Ebert-Allee 140, D-53113 Bonn, Germany.
(4) FT, 6 place d'Alleray, 75505 Paris Cedex 15, France.
(5) Comcast Corporation, 1500 Market Street, Philadelphia, Pennsylvania.
(6) Cox Communications, Inc., 1400 Lake Hearn Drive, Atlanta, Georgia.
(7) Tele-Communications, Inc., Terrace Tower II, 5619 DTC Parkway, Englewood, Colorado.

Security ownership of Directors and executive officers

  The following table states the number of shares of Sprint's common stock beneficially owned, as of December 31, 1998, by each current Director, each executive officer named in the "Summary Compensation Table" and by all Directors and executive officers as a group. None of the individuals own more than 0.4% of the outstanding shares of FON common stock or 0.2% of the outstanding shares of PCS common stock. As a group all the individuals own 1.1% of the outstanding FON common stock and 0.5% of the outstanding PCS common stock. Except as otherwise indicated, each individual named has sole investment and voting power with respect to the securities shown.

                                 FON Stock                  PCS Stock
                          --------------------------- -------------------------
                                       Shares Covered            Shares Covered
                           Shares      By Exercisable Shares     By Exercisable
          Name              Owned        Options (1)   Owned       Options (1)
          ----            ---------    -------------- -------    --------------
DuBose Ausley...........      7,725          9,000      3,854          4,500
Warren L. Batts.........      5,421         19,996      2,704          9,998
Michel Bon..............          0          3,000          0          1,500
Kevin E. Brauer.........     11,025         49,135      5,552         24,568
William T. Esrey........    550,470(2)     979,571    274,408(3)     489,788
Gary D. Forsee..........     55,385        214,904     27,654        107,453
Irvine O. Hockaday, Jr.
 .......................      2,890            500      1,439            250
Harold S. Hook..........     16,000          7,856      8,000          3,928
Arthur B. Krause........     91,864(2)     222,136     46,017(3)     111,069
Ronald T. LeMay.........    314,429        366,365    157,262        183,184
Linda Koch Lorimer......      1,857         37,727        772         18,865
Patti S. Manuel.........      7,472         56,482      3,772         34,251
Charles E. Rice.........      3,445         19,996      1,715          9,998
Ron Sommer..............          0          3,000          0          1,500
Stewart Turley..........      3,400         19,996      1,700          9,998
All Directors and
 executive officers as a
 group (26 persons).....  1,373,850(2)   2,715,739    686,171(3)   1,403,510

--------
(1) These are shares that may be acquired upon the exercise of stock options exercisable on or within sixty days after December 31, 1998, under Sprint's stock option plans.
(2) Includes shares held by or for the benefit of family members in which beneficial ownership has been disclaimed: 16,688 shares held in trust for Mr. Esrey's children, 26,656 shares held by Mr. Krause's wife, and 43,344 shares held by or for the benefit of family members of all Directors and executive officers as a group.
(3) Includes shares held by or for the benefit of family members in which beneficial ownership has been disclaimed: 9,498 shares held in trust for Mr. Esrey's children, 13,327 shares held by Mr. Krause's wife, and 22,825 shares held by or for the benefit of family members of all Directors and executive officers as a group.

Section 16(a) beneficial ownership reporting compliance

  Section 16(a) of the Securities Exchange Act of 1934 requires Sprint's Directors and executive officers to file with the Securities and Exchange Commission (SEC) and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of Sprint common stock and other equity securities of Sprint. Directors and executive officers are required by SEC regulations to furnish Sprint with copies of all Section 16(a) reports they file.

  To Sprint's knowledge, based solely on review of the copies of such reports furnished to Sprint and written representations that no other reports were required, during 1998 all Section 16(a) filing requirements applicable to its Directors and executive officers were complied with, except that we failed to timely report Mr. Hockaday's acquisition of 1,000 shares on June 4, 1998. As soon as we discovered the oversight, we promptly reported the transaction.

                           I. ELECTION OF DIRECTORS

                            (Item 1 on Proxy Card)

  The Board of Directors of Sprint (other than the Directors elected by DT and FT) is divided into three classes, with the term of office of each class ending in successive years. The terms of the Directors of Class I expire with this meeting. Each of the three nominees for Class I, if elected, will serve three years until the 2002 Annual Meeting and until a successor has been elected and qualified. The Directors in Class II will continue in office until the 2000 meeting and the Directors in Class III will continue in office until the 2001 meeting.

  The persons named in the accompanying proxy will vote your shares for the election of the nominees named below as Directors of Class I unless you direct otherwise. Each nominee has consented to be named and to continue to serve if elected. If any of the nominees become unavailable for election for any reason, the proxies will be voted for the other nominees and for any substitutes.

Nominees for Director

  The following information is given with respect to the nominees for election.

Class I--Nominees to serve three years until 2002 meeting

Warren L. Batts, age 66. Retired Chairman and Chief
Executive Officer of Tupperware Corporation, a diversified consumer products company, Orlando, Florida. Mr. Batts is also the retired Chairman of Premark International, Inc., a diversified consumer products company, Deerfield, Illinois. He is a director of The Allstate Corporation,
Cooper Industries, Inc. and Sears, Roebuck & Company.
Before his retirement in 1997, Mr. Batts had been Chairman of Premark International, Inc. since 1986 and Chairman and
Chief Executive Officer of Tupperware Corporation since its spin-off from Premark International, Inc. in 1996. He has been a Director of Sprint since 1982.

Irvine O. Hockaday, Jr., age 62. President and Chief
Executive Officer of Hallmark Cards, Inc., a manufacturer of greeting cards, Kansas City, Missouri. He is a director of Dow Jones, Inc., Ford Motor Company, and UtiliCorp
United. Mr. Hockaday has been President and Chief Executive
Officer of Hallmark Cards, Inc. since 1985. He has been a
Director of Sprint since 1997.

Ronald T. LeMay, age 53. President and Chief Operating
Officer of Sprint, Westwood, Kansas. He is a director of The Allstate Corporation, Ceridian Corporation, Imation
Corporation, and Yellow Corporation. Mr. LeMay has served as President and Chief Operating Officer of Sprint since
February of 1996 except for the period from July 1997 to October 1997 when he served as Chairman and Chief Executive
Officer of Waste Management, Inc., a provider of comprehensive waste management services. Mr. LeMay was Chief Executive Officer of Sprint Spectrum L.P. from 1995 to 1996. Mr. LeMay was President and Chief Operating
Officer--Long Distance Division of Sprint from 1989 to
1995. He was a Director of Sprint from 1993 until July 1997 and re-elected in December 1997.

Directors continuing in office.

  The following information is given with respect to the Directors who are not nominees for election at the meeting.

Class II--Serving until 2000 meeting

Harold S. Hook, age 67. Retired Chairman and Chief
Executive Officer of American General Corporation, a financial services holding corporation, Houston, Texas. He is a director of Chase Manhattan Bank, Chase Manhattan
Corporation, Cooper Industries, Inc. and Duke Energy
Corporation. Mr. Hook was Chairman of American General
Corporation from 1978 to 1997 and Chief Executive Officer from 1978 to 1996. He has been a Director of Sprint since
1982.

Charles E. Rice, age 63. Vice Chairman, Corporate
Development of Bank of America, a bank holding company. He is a director of CSX Corporation. Before becoming Vice
Chairman, Corporate Development of Bank of America, Mr.
Rice was Chairman and Chief Executive Officer of Barnett
Banks, Inc. for more than five years. He has been a Director of Sprint since 1975.

Class III--Serving until 2001 meeting

William T. Esrey, age 59. Chairman and Chief Executive
Officer of Sprint, Westwood, Kansas. He is a director of Duke Energy Corporation, Everen Capital Corporation,
General Mills, Inc., and Exxon Corporation. Mr. Esrey has been Chairman of Sprint since 1990 and Chief Executive
Officer since 1985. He has been a Director of Sprint since
1985.

Linda Koch Lorimer, age 46. Vice President and Secretary of the University, Yale University, New Haven, Connecticut.
She is a director of McGraw-Hill, Inc. Before becoming Vice
President and Secretary of Yale University in 1993, Ms.
Lorimer was President of Randolph-Macon Woman's College for more than six years. She has been a Director of Sprint since 1993.

Stewart Turley, age 64. Retired Chairman of Eckerd
Corporation, a diversified retailer, Clearwater, Florida.
He is a director of Marinemax, Inc. and Springs Industries, Inc. Before his retirement in 1997, Mr. Turley had been Chairman of Eckerd Corporation for more than five years. He has been a Director of Sprint since 1980.

Directors elected by and serving at the pleasure of DT and FT.

DuBose Ausley, age 61. Chairman of Ausley & McMullen, a law firm, Tallahassee, Florida. He is a director of Capital
City Bank Group, Inc., Tampa Electric Co., Inc. and TECO
Energy, Inc. Before becoming Chairman of Ausley & McMullen in 1996, Mr. Ausley was Chairman of Macfarlane, Ausley,
Ferguson & McMullen since 1994 and prior to that he was President of Ausley, McMullen, McGehee, Carothers &
Proctor, P.A. for more than five years. Mr. Ausley has also been Chairman of the Capital City Bank Group, Inc. for more than five years. He has been a Director of Sprint since
1993.

Michel Bon, age 55. Chairman and Chief Executive Officer of
FT, a telecommunications company, Paris, France. Mr. Bon became Chairman and Chief Executive Officer of FT in
September 1995. He served as head of France's national job-placement agency from 1993 to 1995. He has been a Director of Sprint since 1996.

Ron Sommer, age 49. Chairman of the Board of Management of
DT, a telecommunications company, Bonn, Germany. Before becoming Chairman of the Board of Management of DT in May
1995, Dr. Sommer was President and Chief Operating Officer of Sony Corporation of America beginning in 1990, and in 1993, he took over the management of Sony Europe in the same function. He has been a Director of Sprint since
1996.

Board committees

  During 1998, the Board held six regular meetings and one special meeting. The Board of Directors has an Audit Committee, a Capital Stock Committee, an Executive Committee and an Organization, Compensation and Nominating Committee. Except for Mr. Hook, all Directors attended at least 75% of the meetings of the Board and Board committees on which they served during 1998.

  The Audit Committee. The principal responsibilities of the Audit Committee are to ensure: (1) that proper accounting principles are being followed; (2) that the total audit coverage of Sprint and its affiliates is satisfactory; and (3) that an adequate system of internal controls has been implemented by Sprint and is being effectively followed. The Audit Committee provides an open avenue of communication between management, the external and internal auditors and the Board of Directors. The committee reviews the nature of all services performed by the external auditors, including the scope and general extent of their audit examination and the basis for their compensation. The committee recommends to the full Board the auditors who are appointed, subject to your approval at the meeting.

  The Chairman of the Audit Committee is Mr. Batts. The other members are Mr. Hockaday and Mr. Hook. Mr. Bon is a non-voting member. The Audit Committee met three times in 1998.

  The Capital Stock Committee. The Capital Stock Committee's role is to interpret and oversee the implementation of the Policy Statement Regarding Tracking Stock Matters. This policy provides generally that all material matters as to which the holders of FON Stock and the holders of PCS Stock may have potentially divergent interests will be resolved in a manner that the Board determines to be in the best interests of Sprint and all of the holders of its common stock. In making this determination, the Board will give fair consideration to the potentially divergent interests and all other relevant interests of the holders of the separate classes of Sprint's common stock.

  The Chairman of the Capital Stock Committee is Mr. Hockaday. The other members are Mr. Ausley, Mr. Batts, Mr. Bon, Mr. Hook, Ms. Lorimer, Mr. Rice, Dr. Sommer, and Mr. Turley.

  The Executive Committee. The principal responsibility of the Executive Committee is to exercise powers of the Board on matters of an urgent nature that arise between regularly scheduled Board meetings.

  The Chairman of the Executive Committee is Mr. Esrey. The other members are Mr. Batts, Mr. Bon, Mr. Rice, and Mr. Turley.

  The Organization, Compensation, and Nominating Committee. The principal responsibilities of the Organization, Compensation and Nominating Committee, as they relate to matters of executive compensation, are to: (1) assess and appraise the performance of the Chief Executive Officer and review the performance of executive management; (2) recommend to the Board of Directors base salaries, incentive compensation and other benefits for the Chief Executive Officer and other key officers; (3) counsel and advise management on plans for orderly development and succession of executive management; (4) take any and all action required or permitted to be taken by the Board of Directors under the stock option and restricted stock plans, stock purchase plans, incentive compensation plans and the deferred compensation plans of Sprint; and (5) review recommendations for major changes in compensation and benefit and retirement plans that apply to significant numbers of Sprint's total employees and which require review or approval of the Board of Directors.

  The principal responsibilities of the Organization, Compensation and Nominating Committee, as they relate to the Director nomination process, are to: (1) periodically review the size and composition of the Board and make recommendations to the Board with respect to such matters; (2) recommend to the Board proposed nominees whose election at the next Annual Meeting of Stockholders will be recommended by the Board; and (3) recommend persons proposed to be elected to fill any vacancy on the Board of Directors between Stockholder meetings. The committee will consider qualified nominees recommended by Stockholders. Such recommendations should be sent to the Organization, Compensation and Nominating Committee, c/o Corporate Secretary, at the corporate headquarters of Sprint, 2330 Shawnee Mission Parkway, Westwood, Kansas 66205.

  The Chairman of the Organization, Compensation and Nominating Committee is Mr. Turley. The other members are Mr. Ausley, Ms. Lorimer, Mr. Rice, and Dr. Sommer. The Organization, Compensation and Nominating Committee met six times in 1998.

Compensation of Directors

  Annual retainer and meeting fees. Directors who are not employees of Sprint (the Outside Directors) are each paid $35,000 annually plus $1,250 for each meeting attended and $1,000 for each committee meeting attended. Under the 1997 Long-Term Stock Incentive Program, Outside Directors can elect to use these fees to purchase FON Stock and PCS Stock. They can also elect to have the purchased shares deferred and placed in a trust. Sprint also maintains the Directors' Deferred Fee Plan under which Outside Directors may elect to defer all or some of their fees.

  Stock options. On April 21, 1998, each Outside Director was granted an option to purchase 2,000 shares of Sprint common stock at an option price equal to 100% of the fair market value on that date. The options expire ten years from the date of grant. Twenty-five percent of the shares subject to the option become exercisable on December 31, 1998, and an additional 25% become exercisable on December 31 of each of the three succeeding years. Following the Recapitalization, the options were converted into options to purchase 2,000 shares of FON Stock and 1,000 shares of PCS Stock. Under the 1997 Long-term Stock Incentive Program, as amended and approved at the Special Stockholders Meeting on November 13, 1998, future option grants are made at the discretion of the Organization, Compensation and Nominating Committee.

  Retirement Benefits. In 1982 Sprint adopted a retirement plan for its Outside Directors. Any Director of Sprint who served five years as a Director without simultaneously being employed by Sprint or any of its subsidiaries is eligible to receive benefits under the plan on retirement. The retirement plan was amended in December of 1996 to eliminate the retirement benefit for any Director who had not served five years as of the date of the amendment. An eligible Director retiring after March 30, 1989, will receive monthly benefit payments equal to the monthly fee (not including meeting fees) being paid to Directors at the time of the Director's retirement. The monthly retirement benefit would be $2,917 for any Director retiring while the current $35,000 annual fee remains in effect. The number of monthly benefit payments to a Director under the plan will equal the number of months served as a Director without simultaneously being employed by Sprint or any of its subsidiaries, up to a maximum of 120 payments.

  Outside Directors not eligible for benefits under the retirement plan after the December 1996 amendment, received units representing 2,500 shares of Sprint common stock credited to their accounts under the Director's Deferred Fee Plan upon becoming a Director of Sprint. Upon the Recapitalization, these units were converted into units representing FON Stock and PCS Stock. Half of these units will vest upon completion of five years of Board service and ten percent will vest on each succeeding anniversary.

  Other benefits. In addition, Outside Directors are provided with Sprint residential long distance service valued in the following amounts for 1998:
Mr. Ausley, $5,047; Mr. Batts, $1,213; Mr. Hockaday, $894; Mr. Hook, $373; Ms. Lorimer, $3,535; Mr. Rice, $6,000; and Mr. Turley, $3,427.

Organization, Compensation and Nominating Committee report on executive compensation

  The Organization, Compensation and Nominating Committee of the Board, which is composed of independent, non-employee Directors and has the principal responsibilities described on page 7 of this Proxy Statement, has furnished the following report on executive compensation:

  Sprint's compensation philosophy is to link, by using specific objectives, executives' compensation to the short-term and long-term performance of Sprint so as to maximize long-term Stockholder value. Sprint's executive compensation program consists of four elements: (1) base salary, (2) short-term incentive compensation, (3) long-term incentive compensation and (4) stock options. To develop a competitive compensation package, both base salary and total compensation (i.e., the sum of all four elements) are compared to market data from similarly sized companies in the telecommunications industry as well as other industries from surveys conducted by independent compensation consultants and from proxy data. The Committee believes that the comparison groups accurately reflect the market in which Sprint competes for executive talent. The companies in the S&P(R) Telephone Utility Index and the S&P(R) Telecommunications (Long Distance) Index, which are used in the Stock Performance Graph on page 19 of this Proxy Statement, are included in the comparison groups. The Committee's policy is to target base salaries at the 50th percentile for base pay of similar positions within the comparison group, and total compensation at the 75th percentile provided certain performance objectives are achieved.

  Section 162(m) of the Internal Revenue Code denies a tax deduction to any publicly held corporation, such as Sprint, for compensation in excess of $1 million paid to any Named Officer unless such compensation is performance-based under Section 162(m). Sprint took all action required under Section 162(m) for Sprint's incentive compensation plans to be performance-based so as to preserve Sprint's tax deduction for compensation earned under such plans for 1998.

  Base Salary. Each year the Committee makes a recommendation to the Board establishing base pay for all Named Officers. In making this recommendation for 1998, the Committee considered the salaries of other executives within the comparison group and the executives' performance during 1997. With respect to the latter, the Committee exercised its judgment in evaluating the executives' accomplishments during the year. As a result of his performance evaluations during his tenure as Chief Executive Officer, Mr. Esrey's base salary exceeds the median of the comparison group.

  Short-Term Incentive Compensation. Sprint's short-term incentive compensation (STIC) is a performance-driven annual incentive designed to promote the near term objectives of the organization. For the Named Officers, the material terms of the performance goals under STIC were approved by the Stockholders at the 1997 Annual Meeting.

  Target incentive opportunity for STIC is based on job level and potential impact on organization results. The STIC payout is based on the achievement of ten financial objectives--three for the Local Telecommunications Division
(LTD), three for the Long Distance Division (LDD), two for Sprint PCS/SprintCom, one for Global One, and one for National Integrated Services
(NIS). For each objective, targets were established and compared to actual 1998 results.

  . The objectives for the LTD related to operating income (45% weighting), net collectible revenue (30%), and economic value added (EVA) (25%). Actual results were 43.8% of target on a weighted average basis.

  . The objectives for the LDD related to operating income (35% weighting), net collectible revenue relative to market growth (40%), and EVA (25%). Actual results were 179.3% of target on a weighted average basis.

  . The objectives for Sprint PCS/SprintCom related to operating income (50% weighting) and net collectible service revenue (50%). Actual results were 72.8% of target on a weighted average basis.

  . The objective for Global One related to operating income. The actual result was 0.0% of target.

  . The CEO and COO objective for NIS was expense and capital spending. The actual result was 150.0% of target. The objectives for NIS for the remaining executive officers were the completion of key milestones for the Sprint ION(SM) (Sprint's Integrated On-Demand Network) and competitive local exchange carrier electronic interface projects. The actual results were 150.0% of target on a weighted average basis.

  The weights assigned for a particular executive among the LTD, LDD, Sprint PCS/SprintCom, Global One, and NIS depended on an executive's responsibilities with Sprint. The entire STIC payout for Messrs. Esrey and LeMay was based on the achievement of these financial objectives.

  Based on the financial results described above, and the achievement of their personal objectives, the executive officers earned STIC payouts on average of 109.3% of target. Mr. Esrey's STIC payout was based on the financial results described above using relative weights for objectives by division as follows:
30% for the LTD, 40% for LDD, 15% for Sprint PCS/SprintCom, 5% for Global One, and 10% for NIS. Based on these factors, Mr. Esrey earned a payout of 110.8% of target.

  Long-Term Incentive Compensation. Sprint's long-term incentive compensation
(LTIP) is a three-year performance-driven incentive plan designed to promote the long-term objectives of the organization and to pay out in FON and PCS common stock. For the Named Officers, the material terms of the performance goals under LTIP were approved by the Stockholders at the 1997 Annual Meeting. Target incentive opportunity is established as a percentage of the three-year average salary range midpoint and is based on job level and potential impact on organization results.

  LTIP payouts were based entirely on the achievement of EVA. This financial objective related to the LTD, the LDD, and Sprint consolidated.

  . For the LTD, the actual result was 187.9% of target.

  . For the LDD, the actual result was 200.0% of target.

  . For Sprint consolidated, the actual result was 200.0% of target.

  As with the STIC, the relative weights assigned to the LTIP objectives among the LTD, LDD, and Sprint consolidated depend on an executive's responsibilities with Sprint.

  The specific amounts of the LTIP payouts were determined by comparing actual financial results to the pre-established targets for each objective. The payout is also adjusted by a stock price factor under which the payout based on financial objectives as described above is multiplied by a fraction, the numerator of which is the market price of FON Stock and one-half the market price of PCS Stock on the last day of the performance period and the denominator of which is the market price of Sprint common stock on the first day of the performance period. The three-year increase in the price of FON Stock and PCS Stock resulted in a multiplier of 296.2%.

  Mr. Esrey's LTIP payout was based on the financial results described above using relative weights for each objective as follows: 25% for the LTD, 50% for the LDD, and 25% for Sprint consolidated. Based on the financial results and the methodology described above, Mr. Esrey received a payout of 583.4% of target. The LTIP payouts, if not deferred under the Executive Deferred Compensation Plan, were paid in restricted or unrestricted shares of FON Stock and PCS Stock.

  Stock Options. Stock option grants combined with LTIP comprise long-term incentive compensation awarded to executive officers of Sprint. Total long-term incentive compensation is targeted at the 75th percentile of the comparison group. The Committee does not consider any measures of corporate or individual performance in determining option grants and does not consider the number of options already held by an executive. The telecommunications industry is going through tremendous changes and industry leaders are in high demand, both inside and outside the industry. In 1997, Sprint granted performance options to buy 1,000,000 and 500,000 shares to Mr. Esrey and Mr. LeMay, respectively. These options become exercisable if the combined trading price of

FON stock and one-half the trading price of PCS stock equals or exceeds $95.875 per share for a period of 30 trading days within a consecutive period of 45 days after June 9, 2001 and on or before June 9, 2003. Since the performance vesting criteria will most likely be met and in order to obtain more favorable accounting treatment the Board amended the vesting provision of these grants. The amendment provides that, if the performance vesting provisions have not already been achieved, these options will automatically vest on February 9, 2007. The Board of Directors believes that granting options and other stock awards to officers and other key employees enhances Sprint's ability to attract, retain and provide incentives to individuals of exceptional talent necessary for the continued success of Sprint.

  During 1998 certain executive officers elected under Sprint's Management Incentive Stock Option Plan (MISOP) to receive options in lieu of receiving up to 50% of their target opportunity under Sprint's management incentive plans. For each $5.69 reduction in an executive's target opportunity resulting from such election, the executive received an option to purchase one share of FON Stock and one-half share of PCS Stock. The MISOP is in keeping with Sprint's philosophy of increasing the percentage of compensation tied to stock ownership. The Committee believes stock options more closely align Stockholder and employee interests by focusing executives on long-term growth and profitability of Sprint and its common stock.

                              Stewart Turley, Chairman
                              DuBose Ausley
                              Linda Koch Lorimer
                              Charles E. Rice
                              Ron Sommer

Summary compensation table

  The following table reflects the cash and non-cash compensation for services in all capacities to Sprint by those persons who were, as of December 31, 1998, the chief executive officer and the other four most highly compensated executive officers of Sprint, and by Mr. Forsee, who served as an executive officer until February 12, 1998 (the Named Officers):

                          Summary Compensation Table

                                  Annual Compensation                 Long-Term Compensation
                              ---------------------------    -------------------------------------------
                                                                         Awards                 Payouts
                                                   Other     --------------------------------- ---------   All
                                                  Annual     Restricted                                   Other
                                                  Compen-      Stock           Securities        LTIP    Compen-
        Name and               Salary     Bonus   sation      Award(s)     Underlying Options   Payouts  sation
   Principal Position    Year  ($)(1)    ($)(1)     ($)        ($)(2)            (#)(3)           ($)    ($)(4)
   ------------------    ---- --------- --------- -------    ----------    ------------------- --------- -------
                                                                           FON Stock PCS Stock
William T. Esrey........ 1998 1,000,000   851,351 75,986(5)          0       722,410   361,206 2,199,644 52,000
 Chairman and Chief      1997 1,000,000         0 73,134             0     2,536,183 1,268,093 1,221,064 38,880
 Executive Officer       1996   987,500 2,280,250 76,480             0       336,468   168,234   597,948 33,645
Kevin E. Brauer(6)...... 1998   339,851   425,845  6,696             0        77,417    38,709   481,312 14,122
 President--National     1997   306,871   172,850  4,857       242,500        39,975    19,988   267,755  6,348
 Integrated
 Services
Gary D. Forsee (7)...... 1998   546,055   254,167 12,855             0       199,834    99,918   847,787  5,911
 Former President--      1997   474,828         0 12,775             0       176,512    88,257   459,447  7,513
 Long Distance           1996   412,746 1,177,866  6,172       577,500        88,688    44,344   203,570  5,173
 Division
Arthur B. Krause........ 1998   415,076   371,216  8,866             0        77,417    38,709   532,799 46,053
 Executive Vice          1997   401,852   192,642  2,840             0        64,608    32,304   304,057 23,491
 President--Chief        1996   373,581   670,321  3,787             0        52,200    26,100   153,437 16,302
 Financial Officer
Ronald T. LeMay......... 1998   808,801   562,501 65,566(8)          0       488,868   244,437 1,061,710  3,740
 President and Chief     1997   602,966         0  9,944     8,896,817(9)  1,603,546   810,776   574,008  8,395
 Operating Officer       1996   700,002 1,684,142 71,975             0       269,531   134,768   315,615  9,321
Patti S. Manuel (10).... 1998   346,895   530,015  1,639             0        93,040    46,520   482,702 43,666
 President--Long
 Distance Division

-------
(1) Includes all amounts earned for the respective years, even if deferred under Sprint's Executive Deferred Compensation Plan. Except for $500,000 paid to Mr. Forsee, all bonuses were paid under Sprint's short-term incentive plans.
(2) As of December 31, 1998, the Named Officers held restricted shares of FON Stock and PCS Stock as set forth in the following table. The market value of the shares is based on a value of $84.125 per share for FON Stock and $23.125 per share for PCS Stock (the closing price at December 31, 1998). Each of the Named Officers has the right to vote and receive dividends on the restricted shares.

                                           FON Stock             PCS Stock
                                      -------------------- ---------------------
                                      Number
                                        of                  Number
                                      shares     Value     of shares    Value
                                      ------- ------------ --------- -----------
        Mr. Esrey.................... 122,648 $ 10,317,763  61,324   $ 1,418,118
        Mr. Brauer...................   5,000 $    420,625   2,500   $    57,813
        Mr. Forsee...................  15,000 $  1,261,875   7,500   $   173,438
        Mr. Krause...................  10,000 $    841,250   5,000   $   115,625
        Mr. LeMay.................... 174,876 $ 14,711,444  87,438   $ 2,022,004
        Ms. Manuel...................       0 $          0       0   $         0

(3) Reflects the conversion of options for Sprint common stock before the Recapitalization into independently exercisable options for FON Stock and PCS Stock.
(4) Consists of amounts for 1998, (a) contributed as matching contributions under the Sprint Retirement Savings Plan, (b) representing the portion of interest credits on deferred compensation accounts under Sprint's Executive Deferred Compensation Plan that are at above-market rates, and
    (c) paid for relocations expenses, as follows:

                                            Savings Plan Above-Market Relocation
                                               Match       Earnings    Expenses
                                            ------------ ------------ ----------
      Mr. Esrey............................    $4,800      $47,200     $      0
      Mr. Brauer...........................    $4,800      $ 9,322     $      0
      Mr. Forsee...........................    $4,800      $ 1,111     $      0
      Mr. Krause...........................    $4,800      $41,253     $      0
      Mr. LeMay............................    $3,740      $     0     $      0
      Ms. Manuel...........................    $4,800      $11,011     $ 27,855

(5) Includes the cost to Sprint of providing tax and financial services of $15,000 and automobile allowance of $18,000.
(6) Mr. Brauer became an executive officer on June 9, 1997.
(7) Mr. Forsee became President and Chief Executive Officer of Global One on February 13, 1998. Global One is a joint venture among Sprint, DT, and FT.
(8) Includes the cost to Sprint of providing tax and financial services of $15,000 and automobile allowance of $15,600.
(9) When Mr. LeMay left Sprint to join Waste Management, Inc. in July of 1997, all of his unvested options to purchase Sprint stock and restricted Sprint shares were canceled. Upon Mr. LeMay's return to Sprint in October, 1997, he was granted restricted stock in amounts designed to place Mr. LeMay in the same general economic position he was in before his leaving Sprint with respect to such options and restricted shares. These replacement grants, on a pre-Recapitalization basis, included: (1) 14,876 shares that vest on March 31, 1999 to replace his canceled restricted stock, and (2) 100,000 shares that vest on April 30, 2000 to replace the unrealized gain on canceled Sprint stock options. However, with respect to two options aggregating 1,000,000 shares granted on June 9, 1997 at an exercise price of $47.94 that were canceled when Mr. LeMay left Sprint and were replaced at an exercise price of $51.69, no action was taken to restore the economic benefit lost resulting from the difference in the exercise prices.
(10) Ms. Manuel became President--Long Distance Division on February 13, 1998.

Option grants

  The following tables summarize options granted during 1998 under Sprint's stock option plans to the Named Officers. Options granted before the Recapitalization were converted into separate options to purchase FON Stock and PCS Stock. The exercise prices of the original options were allocated between the FON Stock and PCS Stock options based on the proportionate market values of FON Stock and PCS Stock over a ten-day trading period following the Recapitalization. This was intended to ensure that the aggregate intrinsic value of the original options was preserved. Following the conversion, the vesting and option periods of the FON Stock and PCS Stock options remained the same as for the original options that were converted.

  The amounts shown as potential realizable values on these options are based on arbitrarily assumed annualized rates of appreciation in the price of FON Stock and PCS Stock of five percent and ten percent over the term of the options, as set forth in SEC rules. The Named Officers will realize no gain on these options without an increase in the price of FON Stock and PCS Stock that will benefit all holders of these stocks proportionately.

  Unless otherwise indicated, each option listed below has a reload feature. Vesting is accelerated in the event of an employee's death or permanent disability. In addition, if an option has been outstanding for at least one year, vesting is accelerated upon a change in control or an employee's normal retirement at age 65 or older. A change in control is deemed to occur if (1) DT and FT acquire additional stock of Sprint that would result in their owning 35% or more of the voting power of Sprint stock, (2) someone acquires 20% or more of the outstanding stock of Sprint, or (3) there is a change of a majority of the Directors within a two-year period. No stock appreciation rights were granted during 1998.

                       Option Grants in Last Fiscal Year

                               FON Stock Options

                          Number of     % of Total
                         Securities      Options                              Potential Realizable
                         Underlying     Granted to Exercise                     Value at Assumed
                           Options      Employees  Or Base                    Annual Rates of Stock
                           Granted      In Fiscal   Price   Expiration       Price Appreciation for
          Name               (#)           Year     ($/Sh)     Date               Option Term(1)
          ----           -----------    ---------- -------- ---------- ------------------------------------
                                                                       0%         5%              10%
William T. Esrey........     240,000(2)    2.7%     52.86     2/9/08   $ 0 $     7,978,863  $    20,220,005
                              71,740(3)    0.8%     52.86     2/9/08   $ 0 $     2,385,015  $     6,044,097
                             123,023(4)    1.4%     52.86     2/9/08   $ 0 $     4,089,932  $    10,364,690
                              24,070(5)    0.3%     66.64    2/11/04   $ 0 $       503,432  $     1,129,919
                              54,397(5)    0.6%     66.64    2/17/05   $ 0 $     1,379,887  $     3,182,088
                             141,562(5)    1.6%     66.64    2/16/00   $ 0 $       770,060  $     1,562,754
                              50,714(5)    0.6%     66.64     3/9/03   $ 0 $       863,976  $     1,892,674
                              16,904(5)    0.2%     66.64     3/9/03   $ 0 $       287,981  $       630,866
Kevin E. Brauer.........      60,000(2)    0.7%     52.86     2/9/08   $ 0 $     1,994,716  $     5,055,001
                              17,417(3)    0.2%     52.86     2/9/08   $ 0 $       579,033  $     1,467,383
Gary D. Forsee..........      95,000(2)    1.1%     52.86     2/9/08   $ 0 $     3,158,300  $     8,003,752
                              27,944(3)    0.3%     52.86     2/9/08   $ 0 $       929,006  $     2,354,283
                              46,134(4)    0.5%     52.86     2/9/08   $ 0 $     1,533,737  $     3,886,791
                              16,690(5)    0.2%     67.35    2/11/04   $ 0 $       332,768  $       741,409
                               4,255(5)    0.0%     67.35     3/9/03   $ 0 $        68,383  $       148,728
                               9,811(5)    0.1%     67.35    2/17/05   $ 0 $       239,153  $       547,376
Arthur B. Krause........      60,000(2)    0.7%     52.86     2/9/08   $ 0 $     1,994,716  $     5,055,001
                              17,417(3)    0.2%     52.86     2/9/08   $ 0 $       579,033  $     1,467,383
Ronald T. LeMay.........     150,000(2)    1.7%     52.86     2/9/08   $ 0 $     4,986,789  $    12,637,503
                              38,805(3)    0.4%     52.86     2/9/08   $ 0 $     1,290,082  $     3,269,322
                              81,283(4)    0.9%     52.86     2/9/08   $ 0 $     2,702,275  $     6,848,095
                              13,487(5)    0.1%     63.60    2/16/00   $ 0 $        70,387  $       142,872
                             110,614(5)    1.2%     52.16    2/11/07   $ 0 $     3,228,853  $     7,977,471
                              19,602(5)    0.2%     63.60    2/17/05   $ 0 $       475,227  $     1,096,139
                              23,523(5)    0.3%     63.60    2/12/06   $ 0 $       672,153  $     1,592,509
                              15,291(5)    0.2%     63.60    2/17/05   $ 0 $       370,712  $       855,069
                              21,529(5)    0.2%     63.60    2/11/07   $ 0 $       714,118  $     1,739,377
                              14,734(5)    0.2%     63.60    2/17/05   $ 0 $       357,208  $       823,921
Patti S. Manuel.........      70,000(2)    0.8%     52.86     2/9/08   $ 0 $     2,327,168  $     5,897,502
                              23,040(3)    0.3%     52.86     2/9/08   $ 0 $       765,971  $     1,941,121
All FON Stockholders.... 345,139,187(6)     --      52.86     2/9/08    $0 $11,474,242,807  $29,077,984,102
Named Officers' gain as
 a % of all
 Stockholders' gain.....                                                               0.4%             0.4%

                               PCS Stock Options

                           Number of    % of Total
                           Securities     Options                                Potential Realizable
                           Underlying   Granted to                                 Value at Assumed
                            Options      Employees  Exercise Or                  Annual Rates of Stock
                            Granted         In         Base     Expiration      Price Appreciation for
          Name                (#)       Fiscal Year Price($/Sh)    Date             Option Term(1)
          ----           -------------- ----------- ----------- ---------- ----------------------------------
                                                                           0%        5%             10%
William T. Esrey........     120,000(2)    1.6%        11.52      2/9/08   $ 0 $      869,684  $    2,203,951
                              35,870(3)    0.5%        11.52      2/9/08   $ 0 $      259,963  $      658,798
                              61,512(4)    0.8%        11.52      2/9/08   $ 0 $      445,800  $    1,129,745
                              12,035(5)    0.2%        14.53     2/11/04   $ 0 $       54,873  $      123,160
                              27,199(5)    0.4%        14.53     2/17/05   $ 0 $      150,409  $      346,850
                              70,781(5)    1.0%        14.53     2/16/00   $ 0 $       83,935  $      170,338
                              25,357(5)    0.3%        14.53      3/9/03   $ 0 $       94,172  $      206,299
                               8,452(5)    0.1%        14.53      3/9/03   $ 0 $       31,389  $       68,764
Kevin E. Brauer.........      30,000(2)    0.4%        11.52      2/9/08   $ 0 $      217,421  $      550,988
                               8,709(3)    0.1%        11.52      2/9/08   $ 0 $       63,119  $      159,956
Gary D. Forsee..........      47,500(2)    0.6%        11.52      2/9/08   $ 0 $      344,250  $      872,397
                              13,972(3)    0.2%        11.52      2/9/08   $ 0 $      101,260  $      256,613
                              23,067(4)    0.3%        11.52      2/9/08   $ 0 $      167,175  $      423,655
                               8,345(5)    0.1%        14.68     2/11/04   $ 0 $       36,271  $       80,812
                               2,128(5)    0.0%        14.68      3/9/03   $ 0 $        7,456  $       16,215
                               4,906(5)    0.1%        14.68     2/17/05   $ 0 $       26,070  $       59,669
Arthur B. Krause........      30,000(2)    0.4%        11.52      2/9/08   $ 0 $      217,421  $      550,988
                               8,709(3)    0.1%        11.52      2/9/08   $ 0 $       63,119  $      159,956
Ronald T. LeMay.........      75,000(2)    1.0%        11.52      2/9/08   $ 0 $      543,553  $    1,377,469
                              19,403(3)    0.3%        11.52      2/9/08   $ 0 $      140,622  $      356,364
                              40,642(4)    0.6%        11.52      2/9/08   $ 0 $      294,546  $      746,437
                               6,744(5)    0.1%        13.86     2/16/00   $ 0 $        7,673  $       15,574
                              55,307(5)    0.8%        11.37     2/11/07   $ 0 $      351,940  $      869,533
                               9,801(5)    0.1%        13.86     2/17/05   $ 0 $       51,799  $      119,478
                              11,762(5)    0.2%        13.86     2/12/06   $ 0 $       73,267  $      173,590
                               7,646(5)    0.1%        13.86     2/17/05   $ 0 $       40,410  $       93,208
                              10,765(5)    0.1%        13.86     2/11/07   $ 0 $       77,842  $      189,600
                               7,367(5)    0.1%        13.86     2/17/05   $ 0 $       38,935  $       89,806
Patti S. Manuel.........      35,000(2)    0.5%        11.52      2/9/08   $ 0 $      253,658  $      642,819
                              11,520(3)    0.2%        11.52      2/9/08   $ 0 $       83,490  $      211,579
All PCS Stockholders.... 197,448,099(6)     --         11.52      2/9/08    $0 $1,430,979,500  $3,626,383,009
Named Officers' gain as
 a % of all
 Stockholders' gain.....                                                                  0.4%            0.4%

--------
(1) The dollar amounts in these columns are the result of calculations at the five percent and ten percent rates set by the SEC and are not intended to forecast future appreciation of FON Stock or PCS Stock.
(2) Twenty-five percent of this option became exercisable on February 9, 1999, and an additional 25% will become exercisable on February 9 of each of the three successive years.
(3) This option was granted in lieu of a potential award under the LTIP for the three-year period ending on December 31, 2000. The option becomes exercisable on December 31, 2000.
(4) This option was granted under the Management Incentive Stock Option Plan (MISOP). Under the MISOP, the optionee elected to receive options in lieu of receiving a portion of his bonus under the management incentive compensation plans. The MISOP benefits Sprint by reducing the cash bonus paid to the executive.

   It further increases the percentage of compensation tied to stock ownership, in keeping with Sprint's philosophy to more closely align stockholder and employee interests. This option became exercisable on December 31, 1998.
(5) This option is a reload option. A reload option is an option granted when an optionee exercises a stock option and makes payment of the purchase price using shares of previously owned FON Stock or PCS Stock. A reload option grant is for the number of shares utilized in payment of the purchase price and tax withholding, if any. The option price for a reload option is equal to the market price of FON Stock or PCS Stock on the date the reload option is granted. A reload option becomes exercisable one year from the date the original option was exercised and does not have a reload feature.
(6) The amounts shown as potential realizable value for all Stockholders, which are presented for comparison purposes only, represent the aggregate net gain for all holders of record, as of February 22, 1999. The calculation for FON Stock assumes a hypothetical option granted at $52.86 per share on February 9, 1998 and expiring on February 9, 2008, if the price of FON Stock appreciates at the rates shown in the table. The calculation for PCS Stock assumes a hypothetical option granted at $11.52 per share on February 9, 1998 and expiring on February 9, 2008, if the price of PCS Stock appreciates at the rates shown in the table. There can be no assurance that the potential realizable values shown in the table will be achieved. Sprint will neither make nor endorse any prediction as to future stock performance.

Option exercises and fiscal year-end values

  The following tables summarize the net value realized on the exercise of options in 1998, and the value of the outstanding options at December 31, 1998, for the Named Officers.

                      Aggregated Option Exercises in 1998
                          and Year-end Option Values

                                   FON Stock

                                                      Number of Securities      Value of Unexercised
                          Shares                     Underlying Unexercised     In the Money Options
                         Acquired                      Options at 12/31/98         At 12/31/98(2)
                            on                      ------------------------- -------------------------
                         Exercise Value Realized(1) Exercisable Unexercisable Exercisable Unexercisable
                           (#)           ($)            (#)          (#)          ($)          ($)
                         -------- ----------------- ----------- ------------- ----------- -------------
William T. Esrey........ 433,580     18,435,057       794,591     3,087,277   36,234,790   119,967,102
Kevin E. Brauer.........  26,246        891,427        17,906       137,278    1,068,511     5,301,150
Gary D. Forsee.......... 135,189      3,420,135       156,160       277,310    7,151,638    10,190,326
Arthur B. Krause........  18,166        470,857       177,409       198,794   10,030,474     8,521,568
Ronald T. LeMay......... 242,694      2,784,222       143,174     1,706,546    4,791,485    59,539,240
Patti S. Manuel.........  18,019        826,783        28,698       132,808    1,709,105     4,813,664

                                   PCS Stock

                                                      Number of Securities      Value of Unexercised
                          Shares                     Underlying Unexercised     In the Money Options
                         Acquired                      Options at 12/31/98         At 12/31/98(2)
                            on                      ------------------------- -------------------------
                         Exercise Value Realized(1) Exercisable Unexercisable Exercisable Unexercisable
                           (#)           ($)            (#)          (#)          ($)          ($)
                         -------- ----------------- ----------- ------------- ----------- -------------
William T. Esrey........ 216,792      2,009,411       397,298     1,543,639    5,571,510    19,378,136
Kevin E. Brauer.........  13,123         97,164         8,954        68,639      153,034       858,025
Gary D. Forsee..........  67,596        372,798        78,081       138,655    1,098,296     1,676,778
Arthur B. Krause........   9,083         51,323        88,706        99,397    1,455,457     1,334,620
Ronald T. LeMay......... 121,349        303,482        71,588       853,276      814,524     9,973,189
Patti S. Manuel.........   3,000         19,061        20,359        66,404      342,673       795,776

--------
(1) The value realized upon exercise of an option is the difference between the fair market value of the shares of FON Stock or PCS Stock received upon the exercise, valued on the exercise date, and the exercise price paid.

(2) The value of unexercised, in-the-money options is the difference between the exercise price of the options and the fair market value, at December 31, 1998, of FON Stock ($83.625) or PCS Stock ($22.3125).

Pension plans

  The following table reflects the estimated annual pension benefit payable to an individual retiring in 1999 at age 65. The amounts include all prospective benefits under Sprint's plans, whether tax-qualified or not.

                              Pension Plan Table

     Remuneration(1)                           Years of Service (2)
     ---------------             -----------------------------------------------
                                    15       20       25        30        35
                                 -------- -------- --------- --------- ---------
     $  500,000................. $114,518 $152,690 $ 190,863 $ 229,035 $ 267,208
        700,000.................  161,018  214,690   268,363   322,035   375,708
        900,000.................  207,518  276,690   345,863   415,035   484,208
      1,100,000.................  254,018  338,690   423,363   508,035   592,708
      1,300,000.................  300,518  400,690   500,863   601,035   701,208
      1,500,000.................  347,018  462,690   578,363   694,035   809,708
      1,700,000.................  393,518  524,690   655,863   787,035   918,208
      1,900,000.................  440,018  586,690   733,363   880,035 1,026,708
      2,100,000.................  486,518  648,690   810,863   973,035 1,135,208
      2,300,000.................  533,018  710,690   888,363 1,066,035 1,243,708
      2,500,000.................  579,518  772,690   965,863 1,159,035 1,352,208
      2,700,000.................  626,018  834,690 1,043,363 1,252,035 1,460,708
      2,900,000.................  672,518  896,690 1,120,863 1,345,035 1,569,208
      3,100,000.................  719,018  958,690 1,198,363 1,438,035 1,677,708

--------
(1) Compensation, for purposes of estimating a pension benefit, includes salary and bonus (paid under Sprint's short-term incentive plans) as reflected under Annual Compensation in the Summary Compensation Table on page 12. The calculation of benefits under the pension plans generally is based upon average compensation for the highest five consecutive years of the ten years preceding retirement under a grandfathered benefit.
(2) These amounts are straight life annuity amounts and would not be subject to reduction because of Social Security benefits. For purposes of estimating a pension benefit, the years of service credited are 34 years for Mr. Esrey, 15 years for Mr. Brauer, 18 years for Mr. Forsee, 35 years for Mr. Krause, 26 years for Mr. LeMay, and 12 years for Ms. Manuel.

  In addition, Sprint has a Key Management Benefit Plan that permits a participant to elect a supplemental retirement benefit. More information on the plan is provided in the following section under "Employment contracts".

Employment contracts

  Sprint has contingency employment agreements with Messrs. Esrey, Forsee, Krause, and LeMay that provide for separation pay and benefits if employment is involuntarily terminated following a change in control. A change of control is deemed to occur if someone acquires 20% or more of the outstanding voting stock of Sprint or if there is a change of a majority of the Directors within a two-year period. Benefits will include monthly salary payments for 35 months (or until the officer reaches age 65 if this occurs earlier) and three payments each equal to the highest short-term plus the highest long-term incentive compensation awards received during the three years preceding termination. In addition, life, disability, medical and dental insurance coverage will be provided for 35 months. For purposes of the Key Management Benefit Plan, an officer will be deemed to have remained a Key Executive (as defined in the plan) until age 60; interest will be credited under the Executive Deferred Compensation Plan at the maximum rate allowed under the plan. Retirement benefits will be determined assuming three years of additional service and no early retirement pension reduction will be imposed. If any excise tax is imposed by Section 4999 of the Internal Revenue Code, Sprint will make the executive whole with respect to any additional taxes due. The agreements are not intended as an anti-takeover provision but could discourage an attempt to acquire control of Sprint by increasing the cost.

  The Named Officers have each signed non-competition agreements with Sprint which provide that he or she will not associate with a competitor for an 18-month period following termination of employment. In addition, the agreements provide that each executive will receive 18 months of compensation and benefits following an involuntary termination of employment.

  Sprint has a Key Management Benefit Plan providing for a survivor benefit in the event of the death of a participant or, in the alternative, a supplemental retirement benefit. Under the plan, if a participant dies prior to retirement, the participant's beneficiary will receive ten annual payments each equal to 25% of the participant's highest annual salary during the five-year period immediately prior to the time of death. If a participant dies after retiring or becoming permanently disabled, the participant's beneficiary will receive a benefit equal to 300% (or a reduced percentage if the participant retires before age 60) of the participant's highest annual salary during the five-year period immediately prior to the time of retirement or disability, payable either in a lump sum or in installments at the election of the participant. At least 13 months before retirement, a participant may elect a supplemental retirement benefit in lieu of all or a portion of the survivor benefit. The supplemental retirement benefit will be the actuarial equivalent of the survivor benefit. Each Named Officer is a participant in the plan.

Performance graph

  The graph below compares the yearly percentage change in the cumulative total Stockholder return for Sprint common stock as compared with the S&P(R) 500 Stock Index, the S&P(R) Telephone Utility Index and the S&P(R) Telecommunications (Long Distance) Index, for the five-year period from December 31, 1993 to December 31, 1998. The return for Sprint is based on the historical return of Sprint common stock before the Recapitalization on November 23, 1998, and after that date, the graph reflects the composite return for one share of FON Stock and one-half share of PCS Stock. All returns are compounded annually and include price appreciation and dividend reinvestment.

  The companies which comprise the S&P Telephone Utility Index are ALLTEL Corp., Ameritech, Inc., Bell Atlantic Corp., BellSouth, Frontier Corp., GTE, SBC Communications, Inc. and U.S. West, Inc. The companies which comprise the S&P Telecommunications (Long Distance) Index are AT&T Corp., MCI WorldCom, Inc. and Sprint FON Group.

                                   [CHART]

                                        1993   1994   1995   1996   1997   1998
                                       ------ ------ ------ ------ ------ ------
  Sprint.............................. 100.00  82.98 122.58 153.09 228.57 371.86
  S&P 500............................. 100.00 101.28 138.88 170.38 226.78 291.04
  S&P (Long Distance)................. 100.00  91.21 122.61 126.45 178.36 288.28
  S&P Telephone....................... 100.00  96.01 143.35 144.47 200.82 293.29

Source: Bloomberg

Compensation committee interlocks and insider participation

  Mr. Ausley is a member of the Organization, Compensation and Nominating Committee. He also is chairman of the law firm of Ausley & McMullen, which provided legal services to certain affiliates of Sprint in 1998 for which it billed $389,130.

                     II. SELECTION OF INDEPENDENT AUDITORS

                            (Item 2 on Proxy Card)

  The Board of Directors of Sprint has voted to appoint Ernst & Young LLP as independent auditors to examine the consolidated financial statements of Sprint and its subsidiaries for the fiscal year 1999, subject to approval of the Stockholders at the Annual Meeting.

  Ernst & Young has examined the financial statements of Sprint since 1965. Representatives of Ernst & Young will be present at the Annual Meeting with the opportunity to make a statement and to respond to appropriate questions. The affirmative vote of a majority of the shares present and entitled to vote at the Annual Meeting is necessary for the approval of the appointment of Ernst & Young as independent auditors. If the appointment of Ernst & Young is not approved at the meeting, the Board will consider the selection of another accounting firm.

  The Board of Directors recommends that the Stockholders vote FOR the approval of the appointment.

                          III. STOCKHOLDER PROPOSALS

                A. STOCKHOLDER PROPOSAL CONCERNING MEETING FEES
                             FOR OUTSIDE DIRECTORS

                            (Item 3 on Proxy Card)

  The International Brotherhood of Teamsters, 25 Louisiana Avenue, N.W., Washington, D.C, 20001, beneficial holders of 14,000 shares of FON Stock and 7,000 shares of PCS Stock, has given notice of its intention to introduce the following resolution at the Annual Meeting:

  PROPOSAL: That shareholders of Sprint urge the board to adopt a policy eliminating fees paid to directors for attending meetings, received in addition to their annual compensation.

Stockholder's Statement in Support of Stockholder Proposal A

  The non-employee directors at Sprint receive not only compensation of $35,000, but additional fees of $1,250 for each board meeting attended and $1,000 for each committee meeting attended.

  Attending board meetings is what board members do. This is not an extra task added to their job description for which they must be compensated. It seems unlikely that other employees of Sprint receive a bonus just for showing up for work in the morning, and there is no reason that directors need this bonus. Directors are presumably, and justifiably, compensated for any costs associated with traveling to meetings, but should not receive additional compensation for attending.

  For the above reasons we urge you to vote FOR this Proposal.

The Company's Response to Stockholder Proposal A

  The Board believes that the best interest of Sprint and its Stockholders are served by providing a compensation package that attracts and retains non-employee Directors who are experienced, able, and knowledgeable leaders. To that end, the compensation package should be competitive with that offered by other major corporations and should recognize the increasing time commitment, diligence, and risks associated with Board service.

  When compared to the compensation program for directors of other companies, Sprint's program is consistent with national and industry standards. According to a 1998 study by PricewaterhouseCoopers, 80% of 187 surveyed corporations provide meeting fees to their outside directors. Another 1998 study by The Conference Board reveals that about 75% of 614 companies surveyed pay both annual retainers and meeting fees to non-employee directors.

  If Sprint were to eliminate meeting fees, it would need to pay Outside Directors in another manner to maintain a competitive compensation program. At this time, Sprint, like most other corporations, favors payment of meeting fees as a direct way of compensating Directors for their time spent preparing for, and attending, Board and committee meetings.

  Accordingly, the Board of Directors recommends that the Stockholders vote AGAINST this Proposal.

                      B. STOCKHOLDER PROPOSAL CONCERNING
                     "SOFT DOLLAR" POLITICAL CONTRIBUTIONS

                            (Item 4 on Proxy Card)

  The National Electrical Benefit Fund, 1125 15th Street, N.W., Washington, D.C. 20005, beneficial owners of 65,000 shares of FON Stock and 32,500 shares of PCS Stock, has given notice of its intention to introduce the following resolution at the Annual Meeting:

  BE IT RESOLVED: That the shareholders of (Sprint) ("Company") urge that the Board of Directors establish a political "Soft Dollar" or "Soft Money" contributions program that includes the following features:

  1. Contribution Guidelines: The Board of Directors will provide upon the request of a shareholder contribution guidelines that clearly define the issues and interests that the Company is seeking to promote with its "Soft Dollar" political contributions; and

  2. Contribution Reporting: Comprehensive political contribution reporting will be provided upon the request of a shareholder documenting the entities that were the recipients of the Company's political "Soft Dollar" contributions during the previous twelve-month period.

Stockholder's Statement in Support of Stockholder Proposal B

  The American political election process is the cornerstone of the country's democratic system of government, serving as the central means by which all citizens can participate in the public debate of ideas and elect representatives to protect and promote our collective interests. The integrity of the political process is currently being challenged by the flood of unregulated "soft dollar" political contributions into the political process. The corruptive influence of this political money has contributed to a growing cynicism by Americans toward the political electoral process.

  In response to the growing public repulsion towards "soft dollar" political giving, several major corporations, including General Motors, Monsanto and Allied Signal, have stated their intent to end the practice. The audacious manner in which the "soft dollars" have been raised and the lack of accounting for how they are spent are particularly troubling aspects of the "soft dollar" giving process. Concerned about possible association with the unseemly aspects of the "soft dollar" fundraising process, which has received considerable press attention, these corporations are removing themselves from the process. The large amount of money flowing to the political parties have also led many to suspect that more than good government is being sought by contributors.

  Our Company has made "soft dollar" political contributions from corporate assets. In order to provide shareholder accountability in this area, we believe that it would be good corporate practice to establish a Board Contribution Policy that provides upon the request of a shareholder a report on the company's "Soft Dollar" giving activity.

  We urge you to vote for this proposal.

The Company's Response to Stockholder Proposal B

  The Board of Directors believes it is in the best interests of Sprint and its Stockholders for Sprint to be an effective participant in the political process. To that end, Sprint engages in an active government relations advocacy program to educate and inform public officials about Sprint's position on matters that are significant to our business. Contributions to national and state political parties (so-called "soft dollar" contributions) are currently an important component to an effective advocacy program.

  Over the years, Sprint's "soft dollar" contributions have been modest compared to contributions by other companies in the industry. Sprint's contributions are also reviewed annually by the Audit Committee of the Sprint Board of Directors. Furthermore, at the national party level, recipients of these "soft dollar" contributions are required to file reports with the Federal Election Commission (FEC) setting forth, among other things, the amount and source of each contribution. Most states also have reporting requirements. Reports of contributions made to national parties are available to the public and can be reviewed at FEC headquarters or accessed on internet sites. In sum, a lot of contribution data is already available to the public.

  The additional disclosures called for under the proposal could also be competitively harmful. The telecommunications industry is the subject of much legislation. Sprint's major competitors and suppliers participate in the political process to their business advantage. Any unilateral limitations or expanded disclosure requirements on Sprint could benefit competitors and hurt the Company.

  Accordingly, the Board of Directors recommends that the Stockholders vote AGAINST this Proposal.

                C. STOCKHOLDER PROPOSAL CONCERNING COMPENSATION
           AGREEMENTS CONTINGENT UPON A CHANGE IN CONTROL OF SPRINT

                            (Item 5 on Proxy Card)

  George Speight, 3959 Cordiality Church Road, Nashville, North Carolina 27856, beneficial owner of 102 shares of FON Stock and 51 shares of PCS Stock, has given notice of his intention to introduce the following resolution at the Annual Meeting:

    Resolved, that Sprint Corporation Board of Directors should adopt a policy against making any future compensation awards to the officers and directors of this Corporation, which are contingent on a change of control of the corporation, unless such compensation awards are submitted to a vote of the shareholders and approved by a majority of the votes cast.

Stockholder's Statement in Support of Stockholder Proposal C

  Golden parachutes are lucrative compensation awards, which are provided to senior executives. Sprint has golden parachutes that are contingent on a change of control, which by definition occurs if someone acquires 20% or more of the outstanding voting stock, or if there is a change of majority of the directors within a two-year period.

  Golden parachutes have been provided for Messrs. Esrey, Forsee, Krause and LeMay, but none of these golden parachutes have the approval of the shareholders. The amounts to be paid out would be calculated by computing an amount equal to approximately three times the sum of the annual salary, short-term incentive compensation, and long-term incentive compensation including the value of stock option awards.

  We believe that these golden parachutes are excessive, particularly in view of the fact that they include a multiplier for stock option awards. In the case of CEO William Esrey, the parachute is particularly excessive because of the mega-stock option award granted to him. Sprint's 1998 proxy statement reflects that Mr. Esrey received $1 million in salary plus $1.2 million through the long-term incentive plan payments in 1997. Mr. Esrey also stands to realize an additional $188 million from his stock option awards assuming a 10% annual price appreciation over the term of the options, as the Sprint proxy statement does. These options are not indexed or premium-based.

  When the multiplier for stock options is included, there is the potential for truly astronomical payouts. For example, Mr. Esrey could receive a golden parachute amount in excess of $500 million depending on the way his stock options are valued for the purpose of computing his golden parachute payment.

  In our view, a conflict of interest is created when executives are awarded special compensation that is to be paid only in the event of a future merger or acquisition. Such awards provide management with a personal financial incentive to perform their duties in a way that might be detrimental to shareholder interests.

  Management's first priority should be to maximize shareholder value. However, actions that might temporarily diminish or restrain the growth of shareholder value may make the company look more attractive as the potential target of a merger or acquisition. Management may also be tempted to support a merger or acquisition proposal without seeking a better deal for shareholders. In the alternative, excessive golden parachutes may also deter a takeover attempt. Sprint's 1997 proxy statement notes that "the agreements are not intended as an anti-takeover provision but could discourage an attempt to acquire control of Sprint by increasing its cost."

The Company's Response to Stockholder Proposal C

  The Board of Directors believes that arrangements for executive management that provide reasonable contingent benefits upon a change in control serve the best interests of Sprint and its Stockholders.

  During a takeover bid for the Company, the Board believes that these agreements provide financial security against possible job loss, allowing executive management to assess a takeover bid objectively and to advise the Board whether the bid is in the best interests of Sprint and its Stockholders. As a lengthy period may elapse from the time a change in control is proposed until it is completed, such arrangements also discourage an exodus of talent and leadership at such a critical period of time, thereby protecting Stockholder value.

  The proponent suggests that these agreements may create a conflict of interest whereby executives will support a merger or acquisition proposal presumably to gain severance benefits. However, Sprint's agreements allow an executive to claim a payment only under limited circumstances. Even though a change in control may occur, payments will be made only to executives who are terminated without cause or who resign due to a substantial diminution in responsibilities, authority or compensation. Because the executives do not control the conditions that give rise to a severance payment under the agreements, they are not encouraged to support a takeover of Sprint solely to obtain severance benefits.

  In the proponent's statement in support of his proposal, the proponent expresses concern with respect to the valuation of stock option awards upon a change of control. The proponent's statement incorrectly describes the use of a "multiplier" in calculating the value of stock options upon a change in control. This "multiplier," however, applies only to salary and payouts under the short-term and long-term incentive plans (described under the salary, bonus and LTIP payouts columns of the Summary Compensation Table on page 12) and not to options. As a result, the potential payouts described in the proponent's statement are grossly overstated.

  Accordingly, the Board of Directors recommends that the Stockholders vote AGAINST the proposal.

                 IV. OTHER MATTERS TO COME BEFORE THE MEETING

  No other matters are intended to be brought before the meeting by Sprint nor does Sprint know of any matters to be brought before the meeting by others. If, however, any other matters properly come before the meeting, the persons named in the proxy will vote the shares represented thereby in accordance with the judgment of management on any such matter.

                                          By order of the Board of Directors
                                                Don A. Jensen
                                             Vice President and
                                                  Secretary

March 17, 1999

                               SPRINT CORPORATION
                  P.O. Box 11315, Kansas City, Missouri 64112

 This Proxy is Solicited on Behalf of the Board of Directors for Annual Meeting
                               on April 20, 1999

The Board of Directors recommends a vote FOR items 1 and 2 and AGAINST items 3,
                                    4 and 5.

  The undersigned hereby appoints W.T. Esrey, J.R. Devlin and A.B. Krause, and each of them, with full power of substitution as proxies, to vote all the shares of FON Common Stock, PCS Common Stock and Preferred Stock of Sprint Corporation (Sprint) which the undersigned is entitled to vote at the 1999 Annual Meeting of Stockholders to be held April 20, 1999, and any adjournment thereof, upon the matters set forth below and on the reverse side, and in their discretion upon such other matters as may properly come before the meeting.

  This Proxy, if signed and returned, will be voted as specified. If this card is signed and returned without specifications, your shares will be voted FOR items 1 and 2 and AGAINST items 3, 4 and 5. A majority of said proxies, or any substitute or substitutes, who shall be present and act at the meeting (or if only one shall be present and act, then that one) shall have all the powers of said proxies hereunder.

  1. To elect the nominees listed below, and each of them, as Directors of Class I; and while Sprint has no reason to believe that any of the nominees will decline or be unable to serve, if any do, to vote with discretionary authority.
           Warren L. Batts, Irvine O. Hockaday, Jr., Ronald T. LeMay

NOTE: If you do not wish your shares voted "FOR" a particular nominee, mark the "FOR ALL EXCEPT" box and strike a line through the name(s) of the nominee(s). Your shares will be voted for the remaining nominee(s).
               [_] For All Nominees[_] Withhold[_] For All Except

  2. To approve the appointment of Ernst & Young LLP as independent auditors of Sprint for 1999.
                         [_] For[_] Against[_] Abstain

   PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY IN THE ENCLOSED
                                   ENVELOPE.

  3. Stockholder proposal concerning meeting fees for outside Directors.
                         [_] For[_] Against[_] Abstain

  4. Stockholder proposal concerning "soft dollar" political contributions.
                         [_] For[_] Against[_] Abstain

  5. Stockholder proposal concerning compensation agreements contingent upon a change in control of Sprint.
                         [_] For[_] Against[_] Abstain

                                            -----------------------------------
                                            -----------------------------------
                                            -----------------------------------
                                            SIGNATURE(S)                   DATE

                                            Please sign exactly as name
                                            appears. If shares are held
                                            jointly, any one of the joint
                                            owners may sign. Attorneys-in-
                                            fact, executors, administrators,
                                            trustees, guardians or corporation
                                            officers should indicate the
                                            capacity in which they are
                                            signing. PLEASE SIGN, DATE, AND
                                            MAIL THIS PROXY PROMPTLY whether
                                            or not you expect to attend the
                                            meeting. You may nevertheless vote
                                            in person if you do attend.

FIDELITY INSTITUTIONAL OPERATIONS CO.
P.O. BOX 9107
HINGHAM, MA  02043-9107

SPRINT RETIREMENT SAVINGS PLAN                               CENTEL EMPLOYEES' STOCK  OWNERSHIP PLAN
SPRINT RETIREMENT SAVINGS PLAN FOR BARGAINING UNIT           GLOBAL ONE RETIREMENT SAVINGS PLAN
EMPLOYEES
CENTEL RETIREMENT SAVINGS PLAN FOR BARGAINING UNIT
EMPLOYEES

              FOR FASTER, MORE CONVENIENT VOTING USE THE INTERNET

                      INTERNET VOTING:  www.401kproxy.com
                                        -----------------

         ****  YOUR PERSONAL CONTROL NUMBER:  999 999 999 999 99  ****

  ---------------------------------PLEASE FOLD AND DETACH CARD AT PERFORATION
           BEFORE MAILING-------------------------------------------


                       FIDELITY MANAGEMENT TRUST COMPANY
                   and THE NORTHERN TRUST COMPANY, TRUSTEES
               P.O. Box 9107, Hingham, Massachusetts 02043-9107

VOTING INSTRUCTIONS FOR ANNUAL MEETING OF STOCKHOLDERS OF SPRINT CORPORATION ON
                                APRIL 20, 1999

     I hereby direct Fidelity Management Trust Company and The Northern Trust Company, either in person or by proxy, to vote all shares of FON Common Stock and PCS Common Stock of Sprint Corporation (Sprint) which have been allocated to my account(s) under the Sprint Retirement Savings Plan, the Sprint Retirement Savings Plan for Bargaining Unit Employees, the Centel Retirement Savings Plan for Bargaining Unit Employees, the Centel Employees' Stock Ownership Plan and the Global One Retirement Savings Plan at the Annual Meeting of Stockholders to be held April 20, 1999, and any adjournments thereof, in the manner specified on the reverse side, AND TO AUTHORIZE NAMED INDIVIDUALS AS PROXIES TO VOTE IN THEIR DISCRETION UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.


                         Date __________________________, 1999.

                         If you sign this card and it is received by Fidelity Management Trust Company by April 14, 1999, YOUR SHARES WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE, OR IF THIS CARD IS SIGNED AND RETURNED WITHOUT SPECIFICATIONS, YOUR SHARES WILL BE VOTED FOR ITEMS 1 AND 2 AND AGAINST ITEMS 3, 4 AND 5.

                         ___________________________________
                         Signature


          You are entitled to direct the voting of the total number of shares of FON Common Stock and PCS Common Stock of Sprint allocated to your accounts through February 22, 1999, the record date for voting at the April 20, 1999, Stockholders Meeting. Your accounts are held within one or more of the following plans: (a) the Sprint Retirement Savings Plan (including TRASOP), (b) the Sprint Retirement Savings Plan for Bargaining Unit Employees, (c) the Centel Retirement Savings Plan for Bargaining Unit Employees, (d) the Centel Employees' Stock Ownership Plan and (e) the Global One Retirement Savings Plan. The Centel Employees' Stock Ownership Plan and the Centel Retirement Savings Plan for Bargaining Unit Employees each provide for the trustees to vote all Sprint shares held in the trusts for which they do not receive voting instructions in the same proportions as they vote the Sprint shares for which they do receive instructions. The trustee will vote all unallocated shares held in the Sprint Retirement Savings Plan (including the TRASOP), the Sprint Retirement Savings Plan for Bargaining Unit Employees and the Global One Retirement Savings Plan in the same proportions as instructions received for shares voted, and any shares allocated to participant accounts in these plans for which the trustees do not receive voting instructions will not be voted.

          Statements of your accounts will be provided separately.


  ---------------------------------PLEASE FOLD AND DETACH CARD AT PERFORATION
           BEFORE MAILING-------------------------------------------


PLEASE VOTE BY FILLING IN THE APPROPRIATE BOXES BELOW. IF YOU DO NOT SPECIFY, YOUR SHARES WILL BE VOTED FOR PROPOSALS 1 AND 2 AND AGAINST 3, 4 AND 5.

  1.  To elect the nominees listed below, and each of them, as Directors of                     FOR all           WITHHOLD
      Class I; and while Sprint has no reason to believe that any of the                    nominees listed      AUTHORITY
      nominees will decline or be unable to serve, if any do, to authorize                  at left (except    to vote for all
      named individuals as proxies to vote with discretionary authority.                     as marked to      nominees listed
(TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE WRITE THE NOMINEE'S NAME ON             the             at left
THE LINE BELOW.)                                                                           contrary at left)

   Warren L. Batts            Irvine O. Hockaday, Jr.
Ronald T. LeMay

  2.  To approve the appointment of Ernst & Young LLP as independent auditors of      FOR      AGAINST      ABSTAIN
      Sprint for 1999.

SHAREHOLDER PROPOSALS
  3.  Stockholder proposal concerning meeting fees for outside Directors.
  4.  Stockholder proposal concerning "soft dollar" political contributions.
  5. Stockholder proposal concerning compensation agreements contingent upon a change in control of Sprint.

                        (PLEASE SIGN ON REVERSE SIDE.)